GulfMark Offshore, Inc. Announces Election of
Robert O’Connell to Board of Directors

May 18, 2006 - Houston - GulfMark Offshore, Inc. (NASDAQ:GMRK) announced today the election of Robert T. O’Connell to the Board of Directors. Mr. O’Connell will serve until the next regular election of directors at the shareholders meeting in May 2007.

Mr. O’Connell, former CFO of General Motors and CEO of GMAC Financial Services, is a graduate of Harvard Graduate School of Business and Yale University. He joined General Motors Corporation in 1965 and rose to positions of increasing responsibility until 1994 when he retired. He subsequently held senior management positions with EMC Corporation and RWD Technologies, Inc.

Mr. O’Connell currently serves on the Board of Directors of CenterPoint Energy, Inc. as well as on two Governor-appointed commissions of the State of Massachusetts. He is active in civic affairs in the Boston area and currently serves as an overseer and member of the Investment Committee of the Boston Symphony Orchestra.

Mr. David Butters, Chairman of the Board, said “We welcome the expertise that Bob will bring to the Board of Directors. His financial acumen and management experience will provide invaluable insights to the Board of Directors. We look forward to his advice and counsel as we continue to grow the Company and enhance shareholder value.”

GulfMark Offshore, Inc. provides marine transportation services to the energy industry through a fleet of sixty (60) offshore support vessels, primarily in the North Sea, offshore Southeast Asia, and the Americas.

Contact: Edward A. Guthrie, Executive Vice President
(713) 963-9522